Exhibit 99.1

Sacks Parente Golf Launches New Golf Shaft Division with the Introduction of Newton Shafts

New division expected to help drive organic growth beginning with first product - the Newton Motion driver shaft

CAMARILLO, CA, November 20, 2023 – Sacks Parente Golf, Inc. (Nasdaq: SPGC) (“SPG” or the “Company”), a technology-forward golf company with a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories, proudly unveils a significant expansion of its product portfolio. Introducing “Newton,” SPG’s latest business division and the Company’s first foray into the world of golf club shafts.

“We’re proud to introduce Newton shafts, a new business division at Sacks Parente Golf,” said Tim Triplett, President, CEO and Co-founder Sacks Parente Golf. “This expansion into golf club shafts complements our well-established putter division, reflecting our ongoing commitment to innovation and quality. We’re looking forward to seeing Newton enhance the game for golfers worldwide.”

The Newton Motion driver shaft, the first Newton shaft to debut in the market, is a carbon fiber shaft designed to enhance a golfer’s performance by promoting straighter and longer shots with reduced effort. Using the Company’s proprietary shaft design and construction, the Newton Motion shaft features four essential technologies:

●	Elongated Bend Profile – SPG has created an extreme elongated bend profile that is central to the shaft’s design. Because of SPG’s proprietary Kinetic Storage Construction (see below), the shaft will bend over a longer span of its length, resulting in improved club speed. The added flexibility of the carbon fiber gives the impression that the golfer doesn’t need to exert excessive force during the swing, leading to a more predictable and less jarring experience. This, in turn, enhances the smoothness of the swing.

●	Kinetic Storage Construction – The kinetic storage profile is the engine of Newton’s Motion Driver Shaft. This proprietary construction empowers the fibers to store more energy that is harnessed through elongated bend, resulting in a significant boost in exit velocity. In contrast to most carbon fiber shafts, SPG’s technology ensures perfect symmetry, eliminating the inconsistencies in flex and spin rates that can often lead to decreased accuracy and distance.

●	Newton Symmetry360 Design – SPG’s Newton Symmetry360 design ensures consistent flex, regardless of the driver’s clocking position. This stand-out feature allows for seamless adjustments to both the bend and torque (twist) when most flex changes occur, providing a truly versatile and adaptive solution.

●	Variable Bend Profile – The Newton Motion driver shaft is equipped with a variable bend profile meticulously designed to match the bend and torque requirements of each flex. This innovation ensures that every player’s driving performance is optimized, adapting seamlessly to the unique demands of the swing. Golfers with slower swing speeds need more torque while higher swing speeds need the opposite. Whether a slow or high swing speed, the Newton Motion technology tailors to the torque.

“Countless golfers grapple with a common predicament – a rushed transition at the pinnacle of their swing that triggers an alarming signal in their minds, leaving them uneasy about their swing,” said Aki Yorihiro, SPG’s Director, Chief Technology Officer. “With the combination of our four technologies, we replace those signals with a clear message to the brain: ‘Your swing is in harmony – trust the shaft.’ The result? Achieving straighter and longer drives effortlessly.”

In addition to the four aforementioned technologies, instead of using the traditional categorization of shaft flexes of ladies, senior, regular, stiff, extra-shift, etc., the Newton Motion shaft uses a DOT system. Ranging from one to six dots, the system allows for a seamless transition from the most flexible shaft at one dot to the stiffest at six dots. SPG’s innovative DOT system, employed by SPG’s expert shaft engineers, optimizes golf shaft performance by fine-tuning it to golfer’s unique abilities, leaving traditional flex systems in the past.

“We’ve developed the progressive DOT flex system to eliminate the confusion of the traditional system that define flexes based on gender, age, or stiffness,” added Yorihiro. “We created a simplified approach based on physics, ensuring a perfect fit for every golfer.”

The Newton Motion shaft is visually captivating. When in motion, the shaft undergoes a mesmerizing color transformation from green to purple and various shades in between. The coloration not only adds a dash of style to a golfer’s game but it also distinguishes itself from other shafts in the market.

Top PGA TOUR Champions player Ken Duke used the shaft for the first time in the TOUR’S Constellation FURYK & FRIENDS event and ranked first in driving accuracy. Since he put the Newton shaft in his bag, he’s finished first, third, tied for 12th, and tied for first in driving accuracy on the PGA Tour Champions.

The Newton shafts are manufactured in St. Joseph, Missouri, SPG’s shaft manufacturing facility.

Availability:

Date: November 20, 2023

Street Price: $250.00

Specifications:

The shafts are sold “ready to play.” Shaft adapter and grip are included. The grip is a Lamkin Crossline 360. There are adaptor options to choose from for the driver head. SPG uses a dotted shaft flex system ranging from one to six dots.

●	One Dot – Swing speeds less than 75 mph/ or driving distance less than 180 yards.
●	Two Dot – Swing speeds 75-85 mph/ or driving distance from 180 – 220 yards
●	Three Dot – Swing speeds 85-95 mph/ or driving distance from 210 – 240 yards
●	Four Dot – Swing speeds 95-105 mph/ or driving distance from 230 – 260 yards
●	Five Dot – Swing speeds 105-115 mph/ or driving distance from 250 – 285 yards
●	Six Dot – Swing speeds 115-plus mph/ or driving distance from 275 – plus yards

Available: https://newtonshafts.com

About Sacks Parente Golf

Sacks Parente Golf, Inc. is a technology-forward golf company, with a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories. The Company’s innovative accomplishments include: the First Vernier Acuity putter, patented Ultra-Low Balance Point (U.L.B.P.) putter technology, weight-forward Center-of-Gravity (CG) design, and pioneering ultra-light carbon fiber putter shafts. In consideration of its growth opportunities in shaft technologies, in April of 2022, the Company expanded its manufacturing business to include advanced premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is the Company’s intent to manufacture and assemble substantially all products in the United States, while also expanding into golf apparel and other golf-related product lines to enhance its growth. In November of 2023, the Company introduced its Newton shaft division. The Company’s future expansions may include broadening its offerings through mergers, acquisitions or internal developments of product lines that are complementary to its premium brand. The Company currently sells its products through resellers, the Company’s websites, and distributors in the United States, Japan, and South Korea. For more information, please visit the Company’s website at https://sacksparente.com/.

Media Contact:

Beth Gast

BG Public Relations

beth.gast@bgpublicrelations.com